Exhibit 99.3

Unaudited Pro Forma Financial Information

On December 18, 2014, certain subsidiaries of Colony Capital, Inc. (formerly known as Colony Financial, Inc.) (the “Company”), including a U.S. light industrial co-investment partnership formed and managed by the Company (“ColFin Industrial Partnership”), completed the acquisition of a portfolio of light industrial real estate assets (the “Light Industrial Portfolio”) and associated operating platform (“Operating Platform”) from Cobalt Capital Partners, L.P. and its affiliates (the “Acquisition”), by purchase agreements executed on November 18, 2014 and previously disclosed under Item 1.01 of the Company’s Current Report on Form 8-K filed on November 20, 2014. The Light Industrial Portfolio consists of 256 light industrial assets totaling 298 buildings, approximately 30 million square feet and one vacant land parcel. Total consideration paid for the Light Industrial Portfolio was $1.595 billion, which was paid in cash (including proceeds from the Financing). The purchase price for the Operating Platform was $20 million, which was 50% paid in cash and the balance through a note in the aggregate principal amount of $10 million (the “Unsecured Note”) issued to Cobalt Capital Management, L.P.

The following unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X to give effect to the Acquisition as if it had occurred on January 1, 2014. The unaudited pro forma financial information, including the notes thereto, should be read in conjunction with the Company’s historical financial statements and accompanying notes for the applicable periods included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 assumes the Acquisition had occurred on January 1, 2014 using the estimates and assumptions set forth in the accompanying notes. The unaudited pro forma financial information is for information purposes only and is not necessarily indicative of the consolidated results of operations of the Company that would have been achieved if the Acquisition had been completed on the date indicated, nor is it necessarily indicative of the results of operations that may occur in the future.

The unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP. The unaudited pro forma adjustments related to the Acquisition are based upon the purchase price allocation using estimates of fair value of the assets acquired and liabilities assumed in connection with the Acquisition. The purchase price allocation may be subject to retrospective adjustment during the measurement period, not to exceed one year, based upon new information obtained about facts and circumstances that existed as of the date of Acquisition.

The unaudited pro forma consolidated financial information does not reflect cost savings or synergies that we may realize after the completion of the Acquisition, nor any non-recurring charges related to integration activity that may be incurred by the Company in connection with the Acquisition.

COLONY CAPITAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2014

(In thousands, except per share data)

	Historical Colony Capital, Inc.	Historical Operations of the Acquisition	Pro Forma Adjustments		Combined Pro Forma Results
	(a)	(b)
Income
Interest income	$204,361	$—	$—		$204,361
Rental income and tenant reimbursements	20,962	129,250	(2,960	)(c)	147,252
Equity in income of unconsolidated joint ventures	73,829	—	—		73,829
Other income	1,497	—	—		1,497

Total income	300,649	129,250	(2,960)		426,939

Expenses
Management fees	43,133	—	—		43,133
Investment and servicing expenses	5,811	—	—		5,811
Transaction costs	21,096	—	(7,405	)(d)	13,691
Interest expense	48,365	—	33,759	(e)	82,124
Property operating expenses	5,563	47,718	—		53,281
Depreciation and amortization	9,177	—	59,489	(f)	68,666
Administrative expenses	11,408	5,051	—		16,459

Total expenses	144,553	52,769	85,843		283,165

Other gain, net	1,216	—	—		1,216

Income before income taxes	157,312	76,481	(88,803)		144,990
Income tax benefit	(2,399)	—	—		(2,399)

Net income	159,711	76,481	(88,803)		147,389
Net income (loss) attributable to noncontrolling interests	36,562	—	(5,876	)(g)	30,686

Net income attributable to Colony Capital, Inc.	123,149	76,481	(82,927)		116,703
Preferred dividends	24,870	—	—		24,870

Net income attributable to common stockholders	$98,279	$76,481	$(82,927)		$91,833

Net income per common share:
Basic	$1.01				$0.94	(h)

Diluted	$1.01				$0.94	(h)

Weighted average number of common shares outstanding:
Basic	96,694				96,694	(h)

Diluted	96,699				96,699	(h)

See accompanying notes to unaudited pro forma consolidated financial information

COLONY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Note 1—Consideration Transferred Related to the Acquisition

The following table summarizes the components of and consideration transferred for the Acquisition and related costs:

(In thousands)
Light Industrial Portfolio	$1,595,315
Operating Platform	20,000

Total consideration	1,615,315
Transaction costs and deferred financing costs	27,141

$1,642,456

The sources of payments for the Acquisition and related costs were as follows:

(In thousands)
Cash on hand	$213,493
Line of credit	124,000
Mortgage financing	1,088,500
Unsecured Note	10,000
Contributions by noncontrolling interests	206,463

$1,642,456

In connection with the closing of the Acquisition on December 18, 2014, the Company drew approximately $1.09 billion of approximately $1.13 billion available pursuant to the Loan Agreement. The remaining amount is available for future capital and leasing expenditures.

The Unsecured Note was issued to Cobalt Capital Management, L.P., an affiliate of Cobalt Capital Partners, L.P. and a service provider that will continue to manage the Light Industrial Portfolio and its day-to-day operations. The Unsecured Note will mature on the third anniversary of the date of acquisition and one-third of the initial principal amount of the Unsecured Note is required to be repaid on each of the first, second and third anniversaries of the date of acquisition (each, a “Payment Date”). Principal under the Unsecured Note shall be paid in either (a) shares of the Company’s common stock with a reference price of $24.221; provided that if on any Payment Date, the Company is unable to deliver shares that are registrable pursuant to a registration rights agreement or that can be sold without restriction, in lieu of such shares, the Company shall deliver to the holder of the Unsecured Note either (A) (i) cash in an amount equal to the then value of 40% of the aggregate number of shares that would have been delivered and (ii) 60% of the number of shares that would have been delivered or (B) cash in amount equal to the then value of the shares that would have otherwise been issuable on such date, or (b) units of the Company’s to-be-formed operating partnership which are exchangeable for shares of the Company’s common stock.

In connection with the closing of the Acquisition, the limited partners of ColFin Industrial Partnership contributed approximately $206.5 million.

The following table reflects the allocation of the purchase price to the assets acquired and liabilities assumed with estimated remaining useful lives of the tangible and intangible assets and liabilities:

(Amounts in thousands)	Purchase Price Allocation	Estimated Useful Life (in weighted average years)
Land	$256,491	n/a
Buildings and improvements	1,232,882	36
Tenant improvements	23,961	6
In-place lease values	35,591	5
Above-market lease values	23,143	5
Deferred leasing costs	33,410	6
Goodwill	20,000	n/a
Below-market lease values	(9,992)	5
Above-market ground lease obligations	(171)	30

Total consideration	$1,615,315

Note 2—Unaudited Pro Forma Adjustments

(a)	Derived from the Company’s consolidated statement of operations for the year ended December 31, 2014.

(b)	Reflects the historical unaudited gross operating income and direct operating expenses of the Light Industrial Portfolio and the Operating Platform for the period from January 1, 2014 to December 17, 2014.

(c)	Represents straight-line amortization of the above- and below-market lease values over the estimated weighted average remaining non-cancelable term of the leases of 56 months for above market leases and 65 months for below market leases.

(d)	Reflects adjustment to remove non-recurring transaction fees and costs related to the Acquisition and included in the Company’s historical operating results for the year ended December 31, 2014.

(e)	Represents interest expense in connection with debt financing obtained in connection with the acquisition. The amount consists of (i) contractual interest expense, administration fee of 0.05% and amortization of approximately $20.5 million of deferred financing costs related to the mortgage financing over the expected fully-extended term of 5 years; (ii) interest expense associated with $124 million borrowed on the Company’s line of credit at closing of the acquisition, net of reduction in unused commitment fees; and (iii) interest expense associated with the Unsecured Note issued to seller, which interest is payable in an amount equivalent to dividends paid on shares that would have been due had the seller held shares of the Company’s common stock in lieu of the note payable.

(In thousands)	January 1, 2014 through Dec 17, 2014
Interest on mortgage financing:
Contractual interest	$25,521
Administrative fee	531
Amortization of deferred financing costs	3,929

29,981

Interest on line of credit draw:
Contractual interest	3,814
Reduction of unused commitment fee	(605)

3,209

Interest on deferred purchase note:
Contractual interest	569

Total interest expense	$33,759

A one-eighth percentage point increase or decrease in the 1-month LIBOR would result in a $1.5 million increase or decrease in interest expense for the period from January 1, 2014 to December 17, 2014.

(f)	Represents depreciation and amortization expense adjustment based on the allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets specified in Note 1.

(g)	Represents net loss attributable to noncontrolling interests calculated at 37% of operating results of ColFin Industrial Partnership, based on the Limited Partners’ interest in the ColFin Industrial Partnership as of December 31, 2014.

(h)	The following table presents the as reported and pro forma basic and diluted earnings per share after giving effect to the pro forma adjustments to the statements of operations:

	Year Ended December 31, 2014
(In thousands, except per share data)	As Reported	Pro Forma
Numerator:
Net income attributable to common stockholders	$98,279	$91,833
Net income allocated to participating securities (nonvested shares)	(990)	(990)

Numerator for basic and diluted net income allocated to common stockholders	97,289	90,843
Interest expense attributable to convertible senior notes	—	—

Numerator for diluted net income allocated to common stockholders	$97,289	$90,843

Denominator:
Basic weighted average number of common shares outstanding	96,694	96,694
Diluted weighted average number of common shares outstanding (1)	96,699	96,699
Earnings per share:
Net income attributable to common stockholders per share–basic	$1.01	$0.94

Net income attributable to common stockholders per share–diluted	$1.01	$0.94

(1)	Excluded from the calculation of pro forma diluted income per share for both periods presented is the effect of common shares issuable for the repayment of the Unsecured Note, as their inclusion would be antidilutive.